Exhibit 99

FOR IMMEDIATE RELEASE
October 21, 2004
Company:	Dominion
Contacts:
Media:	Mark Lazenby (804) 819-2042, mark_lazenby@dom.com Hunter Applewhite (804) 819-2043, hunter_applewhite@dom.com
Analysts:	Joe O'Hare (804) 819-2156, joseph_ohare@dom.com T.A. Hickman (804) 819-2129, thomas_hickman@dom.com

DOMINION ANNOUNCES THIRD-QUARTER EARNINGS

  Conference call scheduled for 10 a.m. EDT today

RICHMOND, Va., - Dominion (NYSE: D) announced today net income prepared in accordance with Generally Accepted Accounting Principles (GAAP) for the three months ended Sept. 30, 2004, of $337 million ($1.02 per share) compared to a net loss of $256 million (79 cents per share) for the same period last year.

Operating earnings, defined as GAAP earnings adjusted for certain items, were $400 million ($1.21 per share) for the three months ended Sept. 30, 2004, compared to operating earnings of $430 million ($1.33 per share) for the same period in 2003.

Dominion uses operating earnings as the primary performance measurement of its earnings outlook and results for public communications with analysts and investors. Dominion also uses operating earnings internally for budgeting, reporting to the board of directors and for the company's profit sharing plan. Dominion management believes operating earnings provide a more meaningful representation of the company's fundamental earnings power. A detailed description of the items included in 2004 and 2003 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors/.

Thos. E. Capps, chairman and chief executive officer, said:

"We faced major third-quarter challenges including a mild summer in our electric franchise service area and natural gas and oil production delays resulting from Hurricane Ivan. Additionally, our clearinghouse operations performed below expectations due in part to timing on certain hedge positions."

These negative third-quarter factors reduced earnings by an estimated 5-cents per share resulting from delayed natural gas and oil production caused by Hurricane Ivan, 3-cents per share from milder-than-normal weather, and 5-cents per share from hedge accounting treatment related to certain clearinghouse positions, including natural gas storage and transportation positions.

The delayed production impact of 5-cents per share includes the $9 million that Dominion has previously estimated as its maximum impact from business interruption created by Hurricane Ivan. In addition, Dominion has not yet recorded an insurance- receivable for production delays beyond that estimate. The 3-cent weather impact nets the effect of weather on base rate revenue against related fuel cost savings.

"Weather has always presented Dominion's greatest earnings sensitivity. In the third quarter, we not only withstood the effect of a category 4 hurricane passing directly through the heart of our Gulf of Mexico operations, we also felt the impact of mild temperatures on electricity sales. In consideration of these third-quarter impacts, we now expect to deliver full-year 2004 earnings in the range of $4.68 to $4.75 per share. And, in consideration of lower expectations from the clearinghouse, we are revising our 2005 earnings guidance to $5.00 to $5.20 per share. We expect 5 to 7 percent annual earnings growth thereafter.

"The major factor driving our reduced 2004 earnings guidance is the frozen fuel factor, which became Virginia law just last April. As a result, we're managing our integrated model this year with more hedges on natural gas than needed to realize our optimal earnings power under the new law," Capps said. "This leaves us little or no room to maneuver. We expect it to cost us about 35 cents per share this year, but next year's a new ballgame.

"While we do expect fuel expenses to exceed fuel revenue next year, we are not over-hedged and have more natural gas to act as a natural hedge."

In providing operating earnings guidance, Dominion management is aware of potential differences between 2004 operating earnings and GAAP-earnings. In addition to differences recorded through the third quarter, Dominion expects to recognize an after-tax charge of $90 million to $110 million related to the pending acquisition of non-utility generation assets expected to close in the fourth quarter. Until the acquisitions are complete, Dominion management is not able to provide a corresponding GAAP equivalent for 2004 operating earnings per share guidance.

Earnings breakdown by operating segment

Dominion Delivery earned $95 million (29 cents per share) in the third quarter of 2004 compared to $92 million (28 cents per share) in the third quarter of 2003. The increase is primarily attributable to customer growth and other factors, partially offset by the negative effects of weather.

Dominion Energy earned $33 million (10 cents per share) in the third quarter of 2004 compared to $77 million (24 cents per share) in the third quarter of 2003. The decrease is primarily attributable to Dominion Energy Clearinghouse, the net effect of corporate hedges on natural gas production and lower electric transmission margins, partially offset by higher contributions from the Cove Point liquefied natural gas facility.

Dominion Generation earned $193 million (58 cents per share) in the third quarter of 2004 compared to $221 million (68 cents per share) in the third quarter of 2003. The decrease is primarily attributable to electric generation fuel expenses no longer recoverable under amended deregulation legislation and milder weather, partially offset by lower purchased power capacity expenses, customer growth and the absence of certain items recognized in 2003.

Dominion E&P earned $139 million (42 cents per share) in the third quarter of 2004 compared to $98 million (30 cents per share) in the third quarter of 2003. The increase is primarily attributable to revenue recognized from the delivery of reserves sold under volumetric production payment agreements (net of related lower production volumes), higher average realized prices, and the positive impact of marking-to-market certain call options under SFAS 133, partially offset by higher lifting costs and a higher depreciation, depletion and amortization rate.

The impact of the corporate segment on third quarter 2004 GAAP earnings was negative $123 million (37 cents per share) compared to negative $744 million ($2.29 per share) in the third quarter of 2003. The corporate operating earnings impact was negative $60 million (18 cents per share) compared to negative $58 million (17 cents per share) in the third quarter of 2003. A detailed description of the items included in 2004 and 2003 GAAP earnings but excluded from operating earnings can be found at the end of this press release or by visiting our Web site at www.dom.com/investors/.

Conference call for investors / media

Dominion will host a conference call today at 10 a.m. EDT to discuss third-quarter 2004 results and other issues of interest to investors. Domestic investors who wish to participate in the conference call should dial 888-243-3836. International investors should call 973-935-2096. Participants should dial in 10 to 15 minutes prior to the scheduled start time. Members of the media also are invited to listen.

A live web cast of the conference call will be available on the company's investor information page at www.dom.com/investors/.

A replay of the conference call will be available from approximately 11 a.m. EDT October 21 until 11 p.m. EDT October 28. Domestic investors may access the recording by dialing 877-519-4471. International callers should dial 973-341-3080 to access the recording. The PIN for the conference call replay is 5244970. Additionally, a replay of the webcast will be available on the company's investor information page by the end of the day October 21.

Dominion is one of the nation's largest producers of energy, with an energy portfolio of about 25,500 megawatts of generation, 6.4 trillion cubic feet equivalent of proved natural gas reserves and 7,900 miles of natural gas transmission pipeline. Dominion also operates the nation's largest underground natural gas storage system with more than 960 billion cubic feet of storage capacity and serves retail energy customers in nine states. For more information about Dominion, visit the company's Web site at www.dom.com.

This release contains forward-looking statements including our expectations for 2004 and 2005 earnings and for future annual growth rates that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, governmental regulations, economic conditions in the company's service area, fluctuations in energy-related commodity prices, including changes in the cost of fuel for our regulated electric business, risks related to operating businesses in regulated industries that are becoming deregulated, the transfer of control over electric transmission facilities to a regional transmission organization, changes to rating agency requirements and ratings, changing financial accounting standards, trading counter-party credit risks, risks related to energy trading and marketing, and other uncertainties. Other risk factors are detailed from time to time in Dominion's most recent quarterly report on Form 10-Q or annual report on Form 10-K filed with the Securities & Exchange Commission.

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Schedule 1

Dominion
Preliminary Segment Operating Earnings
3rd Quarter 2004

(millions, except earnings per share)
	Three months ended September 30		Nine months ended September 30
	2004	2003	2004	2003

Operating Revenues & Income	$3,292	$2,853	$10,211	$9,062

Earnings:
Dominion Delivery	$ 95	$ 92	$ 358	$ 321
Dominion Energy	33	77	132	308
Dominion Generation	193	221	382	445
Dominion Exploration & Production	139	98	431	299
Corporate & Other	(60)	(58)	(188)	(198)
OPERATING EARNINGS	$400	$ 430	$1,115	$1,175
Items excluded from operating earnings (1)	(63)	(686)	(90)	(683)
REPORTED NET INCOME	$337	$ (256)	$1,025	$ 492

Common Shares Outstanding (average, diluted)	331.0	324.2	328.7	316.7

Earnings Per Share (EPS)
Dominion Delivery	$0.29	$0.28	$1.09	$1.01
Dominion Energy	0.10	0.24	0.40	0.97
Dominion Generation	0.58	0.68	1.16	1.40
Dominion Exploration & Production	0.42	0.30	1.31	0.94
Corporate & Other	(0.18)	(0.17)	(0.57)	(0.61)
OPERATING EPS	$1.21	$ 1.33	$3.39	$3.71
Items excluded from operating EPS (1)	(0.19)	(2.12)	(0.27)	(2.15)
REPORTED EPS	$1.02	$(0.79)	$3.12	$1.56

(1) See schedule 2 for detail related to items excluded from operating earnings.

Schedule 2

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2004 Earnings (nine months ended September 30, 2004)

The net effect of the following items, all shown on an after-tax basis, are included in 2004 reported earnings, but are excluded from operating earnings:

  $61 million charge (18 cents per share) related to the de-designation of oil hedges resulting from the delay of oil production following Hurricane Ivan and the changes in value of those hedges through the third-quarter;
  $56 million of charges (17 cents per share) related to Dominion Capital, including: $40 million of asset impairments, $13 million charge related to tax adjustments associated with sales of assets; and a $3 million loss on the sale of certain operating company assets;
  $15 million charge (4 cents per share) including $8 million representing losses from our discontinued telecom operations and $7 million from the loss on sale of the telecommunications business;
  $21 million benefit (6 cents per share) related to CNG International assets held for sale.
  $21 million benefit related to the termination of a power purchase contract, resulting from the acquisition of a nonutility generating facility; and
  Other items include:
    $7 million charge related to an agreement to settle a class action lawsuit involving a dispute over Dominion's rights to lease fiber-optic cable along a portion of its electric transmission corridor;
    $3 million charge related to the loss on sale of clearinghouse assets;
    $2 million charge related to the impairment of a miscellaneous cost method investment;
    $1 million charge for severance costs related to workforce reductions;
    $2 million benefit related to settlement of certain Enron contracts; and
    $11 million benefit related to the true-up of the Hurricane Isabel restoration cost estimate.
(millions, except per share amounts)	1Q04	2Q04	3Q04	4Q04	FY 2004
Operating earnings	$448	$267	$400		$1,115
After-tax items:
Hurricane Ivan - De-designation & changes in value of oil hedges			(61)		(61)
Dominion Capital related charges	(26)	(10)	(20)		(56)
Telecom - discontinued operations	(8)	(7)			(15)
Benefits related to CNGI assets held for sale	18	3			21
Gain on NUG buyout			21		21
Other items	5	(2)	(3)		0
Reported net income	$437	$251	$337	$0	$1,025

Common shares outstanding (average, diluted)	326.7	328.4	331.0		328.7

Operating earnings per share	$1.37	$0.81	$1.21		$3.39
After-tax items:
Hurricane Ivan - De-designation & changes in value of oil hedges			(0.18)		(0.18)
Dominion Capital related charges	(0.08)	(0.03)	(0.06)		(0.17)
Telecom - discontinued operations	(0.02)	(0.03)			(0.04)
Benefits related to CNGI assets held for sale	0.05	0.01			0.06
Gain on NUG buyout			0.06		0.06
Other items	0.02	0.00	(0.01)		0.00
Reported earnings per share	$1.34	$0.76	$1.02	$0.00	$3.12

* Figures may not add due to rounding
  Full-year EPS may not equal sum of quarters due to share count differences

Schedule 2 (continued)

Reconciliation of measures prepared in accordance with
Generally Accepted Accounting Principles (GAAP) versus non-GAAP measures

2003 Earnings (twelve months ended December 31, 2003)

The net effect of the following items, all shown on an after-tax basis, are included in 2003 reported earnings, but are excluded from operating earnings:

  $750 million of charges ($2.35 per share) related to our investment in and planned sale of Dominion Telecom, including: $674 million of impairments; $35 million for costs of obtaining consent and tender of DFV notes; $13 million for reallocation of equity losses; $28 million, representing losses from discontinued operations since being classified as held for sale;
  $122 million (38 cents per share) in restoration expenses from Hurricane Isabel;
  $81 million (25 cents per share) of asset impairments at Dominion Capital;
  $69 million (22 cents per share) impairment of CNG International assets held for sale;
  $65 million charge (20 cents per share) related to the termination of a power purchase contract, resulting from the acquisition of a non-utility generating facility;
  $28 million of net charges (9 cents per share), representing the combined impact of the following: $180 million gain representing the cumulative effect of a change in accounting principle from adoption of SFAS No. 143, Accounting for Asset Retirement Obligations; $114 million of charges comprised of a $75 million charge, representing the cumulative effect of a change in accounting principle from adopting SFAS No. 133 Implementation Issue C20, Interpretation of the Meaning of 'Not Clearly and Closely Related' in Paragraph 10(b) regarding Contracts with a Price Adjustment Feature, and a $39 million charge related to subsequent restructuring of contracts; $67 million charge representing the cumulative effect of a change in accounting principle from rescission of EITF Issue No. 98-10, Accounting for Contracts Involved in Energy Trading and Risk Management Activities; $27 million charge representing the cumulative effect of a change in accounting principle from adopting FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities (FIN 46R) for our interests in special purpose entities; and
  $16 million charge (6 cents per share) for severance costs related to workforce reductions.
(millions, except per share amounts)	1Q03	2Q03	3Q03	4Q03	FY 2003
Operating earnings	$475	$270	$430	$274	$1,449
After-tax items:
Telecom related charges	(63)	(5)	(582)	(100)	(750)
Hurricane Isabel			(80)	(42)	(122)
Dominion Capital - Impairment of assets			(21)	(60)	(81)
CNGI - Impairment of assets held for sale		(25)		(44)	(69)
Termination of power purchase contracts			(3)	(62)	(65)
Accounting changes and related items	113			(141)	(28)
Severance costs	(17)			1	(16)
Reported net income (loss)	$508	$240	($256)	($174)	$318

Average shares outstanding, diluted	309.7	315.9	324.2	325.4	318.8

Operating earnings per share	$1.53	$0.86	$1.33	$0.84	$4.55
After-tax items:
Telecom related charges	(0.20)	(0.02)	(1.80)	(0.31)	(2.35)
Hurricane Isabel			(0.25)	(0.13)	(0.38)
Dominion Capital - Impairment of assets			(0.06)	(0.18)	(0.25)
CNGI - Impairment of assets held for sale		(0.08)		(0.14)	(0.22)
Termination of power purchase contracts			(0.01)	(0.19)	(0.20)
Accounting changes and related items	0.37			(0.43)	(0.09)
Severance costs	(0.06)				(0.06)
Reported net income (loss) per share	$1.64	$0.76	($0.79)	($0.54)	$1.00

* Figures may not add due to rounding
  Full-year EPS may not equal sum of quarters due to share count differences

Schedule 3

Dominion
Preliminary 3rd Quarter Variance Reconciliation (unaudited)
	3Q'04 vs. 3Q'03 Reported Earnings Variance (cents per share)	3Q'04 vs. 3Q'03 Operating Earnings Variance (cents per share)

Reconciling Items

Dominion Total
($1.02 per share 3Q'04 vs. -79 cents per share 3Q'03 reported)	181
($1.21 per share 3Q'04 vs. $1.33 per share 3Q'03 operating)		(12)

Dominion Delivery (29 cents per share 3Q'04 vs. 28 cents per share 3Q'03)
Customer growth	1	1
Weather - electric	(2)	(2)
Lost margin in 2003 due to Hurricane Isabel	1	1
Other	1	1
Dominion Delivery Total	1	1

Dominion Energy (10 cents per share 3Q'04 vs. 24 cents per share 3Q'03)
Energy Clearinghouse trading margins	(7)	(7)
Corporate hedge	(2)	(2)
Cove Point	1	1
Electric transmission margins	(2)	(2)
Other	(4)	(4)
Dominion Energy Total	(14)	(14)

Dominion Generation (58 cents per share 3Q'04 vs. 68 cents per share 3Q'03)
Customer growth	2	2
Weather	(4)	(4)
Fuel expenses in excess of rate recovery	(14)	(14)
Lost margin in 2003 due to Hurricane Isabel	2	2
Fuel case settlement in 2003	3	3
Capacity expenses	2	2
Other	(1)	(1)
Dominion Generation Total	(10)	(10)

Dominion E&P (42 cents per share 3Q'04 vs. 30 cents per share 3Q'03)
Average realized prices	5	5
Production	(3)	(3)
VPP's	12	12
DD&A Rate	(2)	(2)
Lifting costs	(6)	(6)
SFAS 133	6	6
Dominion E&P Total	12	12

Corporate & Other
(-37 cents per share 3Q'04 vs. -$2.29 per share 3Q'03 reported) (-18 cents per share 3Q'04 vs. -17 cents per share 3Q'03 operating)
Expenses and other	(1)	(1)
Specific items excluded from operating earnings *	193
Corporate & Other Total	192	(1)

* Refer to schedule 2 for details of items excluded from operating earnings, or find "GAAP Reconciliation" on Dominion's Web site at www.dom.com/investors.